Exhibit 4.5
DESCRIPTION OF CAPITAL STOCK
The following descriptions of our capital stock and provisions of our fifth amended and restated certificate of incorporation, which we refer to as our amended and restated certificate of incorporation, and fifth amended and restated bylaws, which we refer to as our amended and restated bylaws, are summaries of their material terms and provisions. For a complete description of our capital stock, amended and restated certificate of incorporation and amended and restated bylaws, please refer to our amended and restated certificate of incorporation, amended and restated bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).
All references to “Company”, “we”, “us”, and “our” refer to Booz Allen Hamilton Holding Corporation.
Common Stock
Our amended and restated certificate of incorporation authorizes the issuance of 600,000,000 shares of Class A common stock, par value $0.01 per share. The rights and privileges of holders of our Class A common stock are subject to any series of preferred stock that we may issue in the future.
Our Class A common stock is registered on the New York Stock Exchange under the symbol “BAH”.
Voting Rights. Holders of Class A common stock are entitled to one vote for each share on all matters to be voted on by stockholders. Except as otherwise provided by the DGCL, the entire voting power of the shares of the Company for the election of directors and for all other purposes is vested exclusively in the Class A common stock.
Election of Directors. Directors are elected by the vote of the majority of the votes cast (as defined in Section 2.02 of the amended and restated bylaws) with respect to such director’s election; unless the director has been duly nominated by a stockholder in accordance with the amended and restated bylaws. Where a director has been duly nominated by a stockholder in accordance with the amended and restated bylaws, such directors shall be elected by the vote of a plurality of votes cast in connection with the election of directors at any meeting of stockholders. Any nominee who is an incumbent director and does not receive a majority of the votes cast in an election where the director was not duly nominated by a stockholder in accordance with the amended and restated bylaws must promptly tender his or her resignation contingent on the acceptance of that resignation by the Board of Directors (the “Board”) pursuant to the procedure established in the amended and restated bylaws.
Dividend Rights. Each share of Class A common stock is entitled to participate equally, when and if declared by the Board from time to time, in such dividends and other distributions in cash, stock, or property from the Company’s assets or funds as may become legally available for such purposes subject to any dividend preferences that may be attributable to preferred stock that may be authorized and outstanding.
Right to Receive Liquidation Distributions. In the event of our liquidation, dissolution or winding up, holders of our Class A common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Because we are a holding company, our ability to pay dividends is subject to our subsidiaries’ ability to pay dividends to us, which is in turn subject to the restrictions set forth in our debt agreements.
Other Rights. Holders of Class A common stock have no preemptive, subscription, redemption, sinking fund, or conversion rights. All outstanding shares of Class A common stock are fully paid and non-assessable.
Preferred Stock
Our amended and restated certificate of incorporation authorizes the issuance of 54,000,000 shares of preferred stock, par value $0.01 per share, the terms and conditions of which are determined by the Board upon issuance. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any shares of preferred stock that we may designate and issue in the future. As of May 17, 2021, there were no shares of preferred stock outstanding. We have no present plans to issue any shares of preferred stock.
Change of Control Related Provisions of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law
Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, and in the DGCL, may make it difficult, expensive, and time-consuming for a third party to pursue a takeover attempt even if a change in control of the Company would be beneficial to the interests of our stockholders. Any provision of our amended and restated certificate of incorporation or amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of our Board;
•	discourage some types of transactions that may involve an actual or threatened change in control of the Company;
•	discourage certain tactics that may be used in proxy fights;
•	ensure that our Board will have sufficient time to act in what our Board believes to be the best interests of us and our stockholders; and
•	encourage persons seeking to acquire control of our company to first consult with our Board to negotiate the terms of any proposed business combination or offer.
Unissued Shares of Capital Stock
As of May 17, 2021, 135,407,562 shares of our Class A common stock were issued and outstanding. The remaining shares of authorized and unissued Class A common stock are available for future issuance without additional stockholder approval, subject to the requirements of applicable law or regulation, including any listing requirement of the principal stock exchange on which our Class A common stock is then listed. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board in opposing a hostile takeover bid.
In addition, our amended and restated certificate of incorporation provides our Board with the authority, without any further vote or action by our stockholders, to designate and issue one or more series of preferred stock at their sole discretion and to fix the number of shares and the preferences, limitations and relative rights of the shares constituting any series. This provision makes it possible for our Board to issue preferred stock with super voting, special approval, dividend or other rights or preferences which could impede any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company, discouraging bids for the Class A common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holder of, Class A common stock.
Classified Board; Vacancies and Removal of Directors
Our amended and restated certificate of incorporation and amended and restated bylaws provide that, prior to the annual meeting of the stockholders to be held in 2023, each director elected to the Board shall serve the remainder of the term for which such director was elected, such that: (i) each director elected at the annual meeting of stockholders held in 2020 was elected for a term expiring at the annual meeting of stockholders to be held in 2023; (ii) each director whose term expires at the annual meeting of stockholders to be held in 2021 will be elected for a term expiring at the annual meeting of stockholders to be held in 2022; and (iii) each director whose term expires at the annual meeting of stockholders to be held in 2022 will be elected for a term expiring at the annual meeting of stockholders to be held in 2023. Commencing with the annual meeting of stockholders to be held in 2023, the Board will no longer be classified under Section 141(d) of the DGCL and directors will be elected for one-year terms expiring at the next succeeding annual meeting of stockholders. Each director shall hold office until his or her term expires and his or her successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.
Our amended and restated certificate of incorporation and amended and restated bylaws provide (i) until the election of directors at the annual meeting of stockholders to be held in 2023, a director may be removed from office only for cause and only by the affirmative vote of holders of at least a majority of the votes to which all the stockholders of the Company would be entitled to cast in any election of directors and (ii) thereafter, a director may be removed from office at any time, either for or without cause, by the affirmative vote of holders of at least a majority of the votes to which all the stockholders of the Company would be entitled to cast in any election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that vacancies in our Board may be filled only by our Board. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the Board) and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. The number of directors shall be fixed and modified, but not reduced to less than three, from time to time by resolution of our Board.
Advance Notice Provisions for Stockholder Nominations of Directors and Stockholder Proposals
Our amended and restated bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as director or to bring other business before an annual meeting of our stockholders. This procedure provides that, except as otherwise required by applicable law, only persons who are nominated by the Board, a committee appointed by the Board, or by a stockholder who (i) is entitled to vote at the meeting, (ii) has given timely written notice to our secretary prior to the meeting and (iii) is a stockholder of record when the required notice is delivered and at the date of the meeting, will be eligible for election as directors, and only business that has been brought before an annual meeting by the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to our secretary prior to the meeting, may be conducted. Under the procedure, to be timely, notice must be received by the secretary at our principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary date of the annual meeting of the preceding year. In addition, a stockholder’s notice proposing to nominate a person for election as director must, among other things, contain specific information about the nominating stockholder and the proposed nominee as well as the proposed nominee’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. A stockholder’s notice relating to the conduct of business other than the nomination of directors must contain, among other things, specific information about the proposing stockholder, the text of the proposal, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and beneficial owner, if any, on whose behalf the proposal is made.
Requiring advance notice of nominations by stockholders allows our Board an opportunity to consider the qualifications of the proposed nominees and also provides a more orderly procedure for conducting annual meetings of stockholders. It also provides the Board with the opportunity to inform stockholders of proposed business prior to the meeting, so that stockholders can better decide whether to attend the meeting or to grant a proxy regarding the disposition of the business. These provisions may also have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us or our stockholders.

Calling Special Stockholder Meetings; Stockholder Action by Written Consent
Our amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of stockholders may only be called by our Board. Our amended and restated bylaws provide that any action taken by the stockholders must be effected at a duly called annual or special meeting, which may be called only by the Board.
These provisions make it procedurally more difficult for a stockholder to take action without a meeting and therefore may reduce the likelihood that a stockholder will seek to take independent action with respect to matters that are not supported by management.
Limitation of Liability of Directors; Indemnification of Directors and Officers
Our amended and restated certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving or related to:

•	any breach of the director’s duty of loyalty;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•	any violation of Section 174 of the DGCL (including, among other things, unlawful payment of dividends); or
•	any transaction from which the director derives an improper personal benefit.
The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The inclusion of this provision in our certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.
Our amended and restated bylaws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our Board. Our amended and restated bylaws also provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
We have entered into an indemnification agreement with each of our directors and certain of our officers. The indemnification agreements provide our directors and certain of our officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.
Transfer Agent and Registrar
Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services) serves as transfer agent and registrar for our Class A common stock.
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